Exhibit 99.1

Aspen reports results for the quarter and six months ended June 30, 2013

Hamilton, Bermuda, July 24, 2013 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $40.1 million, or $0.36 diluted net income per share, for the second quarter of 2013.

Chris O’Kane, Chief Executive Officer commented, “In the second quarter, Aspen delivered solid operating results in an above average catastrophe quarter, with our combined ratio excluding catastrophes improving modestly from last year. We continue to make progress on the three initiatives we outlined earlier this year to drive increased profitability. We have released $70 million of capital in our U.S. property insurance line and our U.S. operations overall continue to gain scale and momentum towards sustainable profitability. We executed over $240 million of share repurchases in the first six months of the year and continued to carefully reallocate a portion of our investment portfolio to achieve higher risk-adjusted returns. We remain intensely focused on executing these initiatives and achieving increased profitability.”

Operating highlights for the quarter ended June 30, 2013

•

Gross written premiums increased overall by 3.1% to $687.3 million in the second quarter of 2013 from the second quarter of 2012. Gross written premiums in Reinsurance were flat while Insurance grew 6.0%

•

Combined ratio of 97.1% for the second quarter of 2013 compared with a combined ratio of 87.3% for the second quarter of 2012. This increase was due to $58.7 million or 10.9 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries and $5.2 million of reinstatement premiums in the second quarter of 2013 compared with no catastrophe losses in the second quarter of 2012

•

Net favorable development on prior year loss reserves of $27.4 million, or 5.0 combined ratio points, for the second quarter of 2013 compared with $28.6 million, or 5.6 combined ratio points, for the second quarter of 2012

Financial highlights for the quarter and six months ended June 30, 2013

•

Annualized net income return on average equity of 4.4% and annualized operating return on average equity of 6.4% for the second quarter of 2013 compared with 10.8% and 13.6%, respectively in the second quarter of 2012(1)

•

Annualized net income return on average equity of 8.0% and annualized operating return on average equity of 8.6% for the first half of 2013 compared with 10.6% and 11.4%, respectively in the first half of 2012(1)

•

Diluted net income per share of $0.36 for the quarter ended June 30, 2013 compared with diluted net income per share of $1.03 for the second quarter of 2012, and diluted net income per share of $1.52 for the six months ended June 30, 2013 compared with diluted net income per share of $2.02 for the six months ended June 30, 2012

•

Diluted operating income per share of $0.63 for the quarter ended June 30, 2013 compared with diluted operating income per share of $1.32 for the second quarter of 2012(1) and diluted operating income per share of $1.70 for the six months ended June 30, 2013 compared with diluted net income per share of $2.20 for the six months ended June 30, 2012

•	On an after-tax basis, catastrophe losses were $53.7 million, or $0.77 per share, for the second quarter of 2013, and $53.7 million, or $0.75 per share, for the first six months of 2013

•

Diluted book value per share of $38.87 at June 30, 2013 down 4.4% from March 31, 2013(1) mainly due to the $138.4 million of unrealized losses in the investment portfolio as a result of widening credit spreads and interest rate movements

•

On April 25, 2013, Aspen issued 11.0 million 5.950% Preference Shares with a liquidation preference of $25 for an aggregate amount of $275.0 million and net proceeds of approximately $270.4 million from this issuance

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended June 30, 2013 include:

•	Gross written premiums of $298.6 million, largely flat compared with $299.8 million for the second quarter of 2012

•	Combined ratio of 88.9% compared with 79.0% for the second quarter of 2012

•

Favorable prior year loss reserve development of $24.1 million, or 8.7 combined ratio points, compared with $14.1 million favorable prior year loss reserve development, or 5.0 combined ratio points, for the second quarter of 2012

The combined ratio of 88.9% for the second quarter of 2013 included $51.8 million, or 19.4 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and $5.2 million of reinstatement premiums, related to flooding in Central Europe, Canada and India, and tornadoes and hailstorms in the U.S. The combined ratio of 79.0% for the second quarter of 2012 included no natural catastrophe losses.

Insurance

Operating highlights for Insurance for the quarter ended June 30, 2013 include:

•	Gross written premiums of $388.7 million, up 6.0% compared with $366.8 million for the second quarter of 2012

•	Combined ratio of 99.8% compared with 92.2% for the second quarter of 2012

•	Favorable prior year loss reserve development of $3.3 million, or 1.2 combined ratio points, compared with $14.5 million, or 6.3 combined ratio points, for the second quarter of 2012

The increase in gross written premiums was mainly attributable to growth in Marine, Energy and Construction Liability, Global Casualty, as well as the U.S.-based insurance teams specifically in Programs, Professional Liability and Marine. The combined ratio for the second quarter of 2013 included $6.9 million, or 2.6 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries and reinstatement premiums related to tornadoes and hailstorms in the U.S. The combined ratio for the second quarter of 2012 included no natural catastrophe losses.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA”. The average duration of the fixed income portfolio was 3.4 years at June 30, 2013, excluding the impact of interest rate swaps, or 3.0 years including the impact of interest rate swaps. The total return on the Company’s investment portfolio was negative 1.2% for the second quarter of 2013, compared to a gain of 1.0% for the second quarter of 2012. The equity portfolio had a loss of 0.3% for the quarter and a gain of 8.3% for the first half of 2013.

Net investment income for the second quarter of 2013 was $45.9 million. Book yield as at June 30, 2013 on the fixed income portfolio was 2.71% compared to 3.19% at June 30, 2012. The decline in the yield primarily reflects the effect of lower prevailing interest rates.

Net realized and unrealized investment losses including unrealized movements in the trading portfolio included in net income for the quarter were $6.6 million. Total unrealized gains in the available for sale investment portfolio, including equity securities, decreased $138.4 million from March 31, 2013 to $199.0 million at June 30, 2013.

Capital

Total shareholders’ equity decreased by $104.7 million in the quarter to $3.2 billion at June 30, 2013.

During the second quarter of 2013, Aspen repurchased 800,042 ordinary shares in the open market at an average price of $37.38 per share for a total cost of $29.9 million. Between July 1, 2013 and July 22, 2013, Aspen repurchased 174,202 ordinary shares under its Rule 10b5-1 plan at an average price of $37.83 per share for a total cost of $6.6 million. Aspen had $287 million remaining under its current share repurchase authorization at July 22, 2013.

On April 25, 2013 Aspen elected to mandatorily redeem all of its outstanding 5.625% Perpetual Preferred Income Equity Replacement Securities (“Perpetual PIERS”). Accordingly, the conversion settlement amount for each $50 liquidation preference of Perpetual PIERS was paid in the following forms of consideration: $50.00 in cash and approximately 0.3991 shares of Aspen ordinary shares. As a result, Aspen issued a total of 1,835,860 ordinary shares.

On April 25, 2013 Aspen priced 11,000,000 shares of 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares with a liquidation preference of $25 per share or $275 million in aggregate liquidation preference.

Guidance

Aspen continues to expect to achieve an operating return on equity of 10% in 2014, assuming a pre-tax catastrophe load of $190 million per annum and normal loss experience and given the current interest rate environment. While recent decreases in pricing in certain business lines, if sustained, are expected to have an adverse effect on operating return on equity, Aspen continues to identify actions in each of its three operating return on equity levers – optimization of the business portfolio, capital efficiency and enhancing investment returns – to help mitigate the impact of pricing declines on operating return on equity.

See “Forward-looking Statements Safe Harbor” below.

(1)	See definition of non-GAAP financial measures on pages 12 and 13

Earnings conference call and web cast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Thursday, July 25, 2013.

To participate in the July 25 conference call by phone

Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)

Conference ID 97869477

To listen live online

Aspen will provide a live webcast on Aspen’s website at www.aspen.co

To download the materials

The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later

A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or

+1 (404) 537 3406 (international)

Replay ID 97869477

The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.

For further information please contact

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 (646) 502 1076

Media

Steve Colton, Head of Communications, Aspen

Steve.Colton@aspen.co

+44 20 7184 8337

International – Citigate Dewe Rogerson

Caroline Merrell or Jos Bieneman

caroline.merrell@citigatedr.co.uk

jos.bieneman@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Vento

amv@abmac.com

+1 (212) 371 5999

Aspen Insurance Holdings Limited

Summary consolidated balance sheet (unaudited)

$ in millions, except per share data

	As at June 30, 2013	As at December 31, 2012
ASSETS
Total investments	$6,746.7	$6,692.4
Cash and cash equivalents	1,188.9	1,463.6
Reinsurance recoverables	698.3	621.6
Premiums receivable	1,197.6	1,057.5
Other assets	522.3	475.5

Total assets	$10,353.8	$10,310.6

LIABILITIES
Losses and loss adjustment expenses	$4,734.9	$4,779.7
Unearned premiums	1,375.3	1,120.8
Other payables	509.5	422.6
Long-term debt	499.2	499.1

Total liabilities	7,118.9	6,822.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,234.9	3,488.4

Total liabilities and shareholders’ equity	$10,353.8	$10,310.6

Book value per share	$39.99	$42.12
Diluted book value per share (treasury stock method)	$38.87	$40.65

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Three Months Ended
	June 30, 2013	June 30, 2012
UNDERWRITING REVENUES
Gross written premiums	$687.3	$666.6
Premiums ceded	(74.6)	(84.7)

Net written premiums	612.7	581.9
Change in unearned premiums	(68.7)	(68.5)

Net earned premiums	544.0	513.4

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	333.4	262.1
Policy acquisition expenses	107.2	102.0
General, administrative and corporate expenses	87.7	83.5

Total underwriting expenses	528.3	447.6

Underwriting income including corporate expenses	15.7	65.8

OTHER OPERATING REVENUE
Net investment income	45.9	52.8
Interest expense	(7.8)	(7.7)
Other income	0.9	2.9

Total other operating revenue	39.0	48.0

OPERATING INCOME BEFORE TAX	54.7	113.8

Net realized and unrealized exchange (losses)	(13.8)	(13.0)
Net realized and unrealized investment gains (losses)	0.2	(10.0)

INCOME BEFORE TAX	41.1	90.8
Income tax expense	(1.0)	(6.2)

NET INCOME AFTER TAX	40.1	84.6
Dividends paid on ordinary shares	(11.9)	(12.2)
Dividends paid on preference shares	(8.0)	(8.3)
Change in redemption value of Perpetual PIERS	(7.1)	—
Proportion due to non-controlling interest	—	0.2

Retained income	$13.1	$64.3

Components of net income (after tax)
Operating income	$52.2	105.8
Net realized and unrealized exchange (losses) after tax	(12.0)	(10.9)
Net realized investment (losses) after tax	(0.1)	(10.3)

NET INCOME AFTER TAX	$40.1	$84.6

Loss ratio	61.3%	51.1%
Policy acquisition expense ratio	19.7%	19.9%
General, administrative and corporate expense ratio	16.1%	16.3%
Expense ratio	35.8%	36.2%
Combined ratio	97.1%	87.3%

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Six Months Ended
	June 30, 2013	June 30, 2012
UNDERWRITING REVENUES
Gross written premiums	$1,460.7	$1,448.7
Premiums ceded	(251.0)	(233.3)

Net written premiums	1,209.7	1,215.4
Change in unearned premiums	(154.8)	(206.6)

Net earned premiums	1,054.9	1,008.8

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	602.1	546.1
Policy acquisition expenses	211.8	198.1
General, administrative and corporate expenses	174.3	168.3

Total underwriting expenses	988.2	912.5

Underwriting income including corporate expenses	66.7	96.3

OTHER OPERATING REVENUE
Net investment income	94.2	105.2
Interest expense	(15.5)	(15.4)
Other income	1.4	2.6

Total other operating revenue	80.1	92.4

OPERATING INCOME BEFORE TAX	146.8	188.7

Net realized and unrealized exchange (losses)	(24.0)	(9.3)
Net realized and unrealized investment gains (losses)	16.0	(4.5)

INCOME BEFORE TAX	138.8	174.9
Income tax expense	(6.9)	(11.6)

NET INCOME AFTER TAX	131.9	163.3
Dividends paid on ordinary shares	(23.8)	(22.8)
Dividends paid on preference shares	(16.6)	(14.0)
Change in redemption value of Perpetual PIERS	(7.1)	—
Proportion due to non-controlling interest	—	0.3

Retained income	$84.4	$126.8

Components of net income (after tax)
Operating income	$137.9	176.3
Net realized and unrealized exchange (losses) after tax	(21.5)	(7.9)
Net realized investment gains (losses) after tax	15.5	(5.1)

NET INCOME AFTER TAX	$131.9	$163.3

Loss ratio	57.1%	54.1%
Policy acquisition expense ratio	20.1%	19.6%
General, administrative and corporate expense ratio	16.5%	16.7%
Expense ratio	36.6%	36.3%
Combined ratio	93.7%	90.4%

Aspen Insurance Holdings Limited

Summary consolidated financial data (unaudited)

$ in millions, except number of shares

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.38	$1.07	$1.60	$2.10
Operating income adjusted for preference dividend	$0.67	$1.36	$1.80	$2.28

Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.36	$1.03	$1.52	$2.02
Operating income adjusted for preference dividend	$0.63	$1.32	$1.70	$2.20

Weighted average number of ordinary shares outstanding (in millions)	66.191	71.304	67.601	71.124
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	69.291	73.846	71.087	73.844

Book value per ordinary share			$39.99	$41.41
Diluted book value (treasury stock method)			$38.87	$40.01

Ordinary shares outstanding at end of the period (in millions)			67.003	70.687
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			68.934	73.161

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$298.6	$388.7	$687.3	$299.8	$366.8	$666.6
Net written premiums	288.6	324.1	612.7	276.8	305.1	581.9
Gross earned premiums	288.4	331.3	619.7	300.8	279.9	580.7
Net earned premiums	275.8	268.2	544.0	282.0	231.4	513.4
Losses and loss adjustment expenses	158.4	175.0	333.4	133.7	128.4	262.1
Policy acquisition expenses	56.6	50.6	107.2	59.3	42.7	102.0
General and administrative expenses	30.4	42.1	72.5	30.0	42.1	72.1

Underwriting income	$30.4	$0.5	$30.9	$59.0	$18.2	$77.2

Net investment income			45.9			52.8
Net realized and unrealized investment gains (losses) (1)			0.2			(10.0)
Corporate expenses			(15.2)			(11.4)
Other income			0.9			2.9
Interest expenses			(7.8)			(7.7)
Net realized and unrealized foreign exchange (losses) (2)			(13.8)			(13.0)

Income before tax			41.1			90.8
Income tax expense			(1.0)			(6.2)

Net income			$40.1			$84.6

Ratios
Loss ratio	57.4%	65.2%	61.3%	47.4%	55.5%	51.1%
Policy acquisition expense ratio	20.5%	18.9%	19.7%	21.0%	18.5%	19.9%
General and administrative expense ratio (3)	11.0%	15.7%	16.1%	10.6%	18.2%	16.3%
Expense ratio	31.5%	34.6%	35.8%	31.6%	36.7%	36.2%
Combined ratio	88.9%	99.8%	97.1%	79.0%	92.2%	87.3%

(1)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3)	The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$738.2	$722.5	$1,460.7	$774.0	$674.7	$1,448.7
Net written premiums	689.1	520.6	1,209.7	706.3	509.1	1,215.4
Gross earned premiums	560.3	644.2	1,204.5	591.0	546.8	1,137.8
Net earned premiums	532.5	522.4	1,054.9	553.0	455.8	1,008.8
Losses and loss adjustment expenses	272.7	329.4	602.1	269.3	276.8	546.1
Policy acquisition expenses	111.9	99.9	211.8	111.1	87.0	198.1
General and administrative expenses	62.6	84.5	147.1	59.0	83.5	142.5

Underwriting income	$85.3	$8.6	$93.9	$113.6	$8.5	$122.1

Net investment income			94.2			105.2
Net realized and unrealized investment gains (losses) (1)			16.0			(4.5)
Corporate expenses			(27.2)			(25.8)
Other income			1.4			2.6
Interest expenses			(15.5)			(15.4)
Net realized and unrealized foreign exchange (losses) (2)			(24.0)			(9.3)

Income before tax			138.8			174.9
Income tax expense			(6.9)			(11.6)

Net income			$131.9			$163.3

Ratios
Loss ratio	51.2%	63.1%	57.1%	48.7%	60.7%	54.1%
Policy acquisition expense ratio	21.0%	19.1%	20.1%	20.1%	19.1%	19.6%
General and administrative expense ratio (3)	11.8%	16.2%	16.5%	10.7%	18.3%	16.7%
Expense ratio	32.8%	35.3%	36.6%	30.8%	37.4%	36.3%
Combined ratio	84.0%	98.4%	93.7%	79.5%	98.1%	90.4%

(1)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3)	The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2012, Aspen reported $10.3 billion in total assets, $4.8 billion in gross reserves, $3.5 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism and related legislation and acts of war; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; our ability to successfully implement steps to further optimize the business portfolio ensure capital efficiency and enhance investment returns; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2013. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 24 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, and issue costs associated with equity instruments that were redeemed.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 24 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 23 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 24 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined catastrophe losses in the current period as losses associated with floods in Central Europe, Canada and India as well as tornadoes and hailstorms in the United States. We have defined catastrophe losses in the comparative period as losses associated with the severe weather in the U.S. in February and March 2012.

Other

(1) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the worldwide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of U.S. Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.